NEWS RELEASE
Exhibit 99.1

Vanguard Natural Resources Reports Third Quarter 2012 Results

HOUSTON—November 1, 2012--Vanguard Natural Resources, LLC (NYSE: VNR) ("Vanguard" or "the Company") today reported financial and operational results for the quarter ended September 30, 2012.

Scott W. Smith, President and CEO, commented, “With the announcement of our agreement for the acquisition of natural gas and natural gas liquids properties in Colorado and Wyoming from Bill Barrett Corporation, we are on track to invest over $800 million in oil and gas assets in 2012. These acquisitions will drive our production and distribution growth as we head into 2013.”

Selected Financial Information

A summary of selected financial information follows. For consolidated financial statements, please see accompanying tables.
	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	($ in thousands, except per unit data)
Production (Boe/d) (1)	24,367	13,371	16,786	13,312
Oil, natural gas and natural gas liquids sales (1)	$78,871	$74,429	$228,029	$226,838
Realized gain (loss) on commodity derivative contracts (1)	$318	$1,902	$(756)	$4,474
Unrealized gain (loss) on commodity derivative contracts (1)	$(51,332)	$109,639.	$9,243	$68,625
Operating expenses (1)	$26,567	$21,923	$75,918	$63,002
Selling, general and administrative expenses (1)	$5,499	$6,493	$15,298	$18,713
Depreciation, depletion, amortization, and accretion (1)	$31,245	$21,419	$73,897	$62,797
Impairment of oil and natural gas properties	$18,029	—	$18,029	—
Net Income (Loss) attributable to Vanguard unitholders (1)	$(68,727)	$75,884	$32,696	$77,271
Adjusted Net Income attributable to Vanguard unitholders (2)	$17,932	$14,137	$48,153	$46,472
Adjusted Net Income per unit attributable to Vanguard unitholders (2)	$0.34	$0.47	$0.92	$1.54
Adjusted EBITDA attributable to Vanguard unitholders (2)	$66,277	$37,028	$163,965	$111,105
Interest expense, including realized losses on interest rate derivative contracts (1)	$12,857	$8,173	$29,158	$23,306
Drilling, capital workover and recompletion expenditures (1)	$16,925	$15,000	$40,285	$23,729
Distributable Cash Flow (2)	$36,640	$19,029	$100,044	$72,999
Distributable Cash Flow per unit (2)	$0.67	$0.63	$1.89	$2.42

(1)
The operating results and production of the subsidiaries we acquired in the ENP Purchase through the date of the completion of the ENP Merger on December 1, 2011 were subject to a 53.4% non-controlling interest.

(2)
Non-GAAP financial measures. Please see Adjusted Net Income, Adjusted EBITDA and Distributable Cash Flow tables at the end of this press release for a reconciliation of these measures to their nearest comparable GAAP measure.

Proved Reserves

Total proved oil and natural gas reserves at September 30, 2012 were 138.6 million barrels of oil equivalent, consisting of 62.7 million barrels of crude oil, condensate, and natural gas liquids and 455.4 billion cubic feet of natural gas.  Natural gas reserves accounted for 55% of total proved reserves. Sixty nine percent of our total reserves are proved developed.

Third Quarter 2012 Highlights:

•
Adjusted EBITDA attributable to Vanguard unitholders (a non-GAAP financial measure defined below) increased 79% to $66.3 million in the third quarter of 2012 from $37.0 million in the third quarter of 2011 and increased 49% from $44.5 million recorded in the second quarter of 2012.

•
Distributable Cash Flow attributable to Vanguard unitholders (a non-GAAP financial measure defined below) increased 93% to $36.6 million from the $19.0 million generated in the third quarter of 2011 and increased 94% from the $18.9 million generated in the second quarter of 2012.

•
We reported net loss attributable to Vanguard unitholders for the quarter of $68.7 million or $(1.29) per basic unit compared to reported net income of $75.9 million or $2.51 per basic unit in the third quarter of 2011. The recent quarter includes a loss of $86.7 million in non-cash adjustments and the third quarter 2011 results included a gain before non-controlling interest of $106.9 million in non-cash adjustments.  Excluding these items, Adjusted Net Income attributable to Vanguard unitholders (a non-GAAP financial measure defined below) was $17.9 million in the third quarter of 2012, or $0.34 per basic unit, as compared to $14.1 million, or $0.47 per basic unit, in the third quarter of 2011.

•
Reported average production of 24,367 BOE per day in the third quarter of 2012 increased 82% from the 13,371 BOE per day produced in the third quarter of 2011 and increased 97% from the second quarter of 2012.  On a BOE basis, crude oil, natural gas and natural gas liquids (“NGLs”) accounted for 30%, 61%, and 9% of our third quarter 2012 production, respectively.

During the quarter we produced 8,238 MMcf of natural gas, an increase of 219% from the 2,585 MMcf of natural gas produced in the third quarter of 2011, 682 MBbls of oil, a decrease of 2% from the 695 MBbls of oil producing in the third quarter of 2011, and 187 MBbls of NGLs, an increase of 80% from the 104 MBbls of NGLs produced in the third quarter of 2011.

Including the impact of our natural gas hedges in the third quarter of 2012, we realized an average realized price of $4.01 per Mcf on natural gas sales, which is $2.17 per Mcf more than the unhedged realized average price of $1.84 per Mcf. Including the impact of our oil hedges, we realized an average price of $83.14 per barrel on crude oil sales, which is $0.16 per barrel more than the unhedged realized average price of $82.98 per barrel. The realized average price for our NGL production was $37.91 per barrel, which is a decline of 36%, when compared to the realized price in the third quarter of 2011.

2012 Nine Month Highlights:

•
Adjusted EBITDA attributable to Vanguard unitholders (a non-GAAP financial measure defined below) increased 48% to $164.0 million in the first nine months of 2012 from $111.1 million in the first nine months of 2011.

•
Distributable Cash Flow attributable to Vanguard unitholders (a non-GAAP financial measure defined below) for the first nine months of 2012 increased 37% to $100.0 million from the $73.0 million generated in the first nine months of 2011.

•
We reported net income attributable to Vanguard unitholders for the first nine months of 2012 of $32.7 million or $0.62 per basic unit compared to net income of $77.3 million or $2.56 per basic unit in the first nine months of 2011. The first nine months of 2012 include a loss of $15.5 million in non-cash adjustments and the first nine months of 2011 included a gain before non-controlling interest of $64.4 million in non-cash adjustments.  Excluding these items, Adjusted Net Income attributable to Vanguard unitholders (a non-GAAP financial measure defined below) was $48.2 million in the first nine months of 2012, or $0.92 per basic unit, as compared to $46.5 million, or $1.54 per basic unit, in the comparable period of 2011. Reported average production of 16,786 BOE per day in the first nine months of 2012 increased 26% from the 13,312 BOE per day produced in the comparable period of 2011. On a BOE basis, crude oil, natural gas and NGLs accounted for 45%, 45%, and 10% of our production for the first nine months of 2012, respectively.

During the first nine months of 2012 we produced 12,505 MMcf of natural gas, an increase of 60% from the 7,795 MMcf of natural gas produced during the first nine months of 2011, 2,061 MBbls of oil, an increase of 1% from the 2,051 MBbls of oil produced during the first nine months of 2011, and 454 MBbls of NGLs, an increase of 60% from the 284 MBbls of NGLs produced in the first nine months of 2011.

Including the impact of our natural gas hedges in the first nine months of 2012, we realized an average realized price of $4.59 per Mcf on natural gas sales, which is $2.20 per Mcf more than the unhedged realized average price of $2.39 per Mcf. Including the impact of our oil hedges, we realized an average price of $84.16 per barrel on crude oil sales, which is $1.77 per barrel less than the unhedged realized average price of $85.93 per barrel. The realized average price for our NGL production was $46.21 per barrel, which is a decline of 23%, when compared to the realized price in the first nine months of 2011.

Capital Expenditures and Operational Update

Capital expenditures for the drilling, capital workover and recompletion of oil and natural gas properties were approximately $16.9 million in the third quarter of 2012 compared to $15.0 million for the comparable quarter of 2011 and $15.1 million for the second quarter of 2012. Total capital expenditures for the first nine months of the year totaled $40.3 million, or approximately 87% of our capital budget. In the third quarter of 2012, approximately $3.4 million in the Parker Field in Mississippi, $2.4 million was deployed in the Williston Basin on Red River horizontal reentries and vertical wells and $1.8 million was spent on our recently acquired Arkoma properties. $4.9 million was spent on our non-operated Bakken interests with the balance spent in the Permian Basin, the Elk Basin frac program and other maintenance related projects. The company expects to spend approximately $8.1 million in the last quarter of the year.

Recent Activities

On November 1, 2012, we announced that we had entered into a purchase and sale agreement to acquire producing natural gas and oil assets in Wyoming and Colorado from Bill Barrett Corporation for approximately $335 million. These assets have estimated total net proved reserves of approximately 300 Bcfe, of which approximately 78% are natural gas reserves and 80% are proved developed. The effective date of the acquisition is October 1, 2012 and the Company anticipates closing on or before December 31, 2012. For more information, please refer to the press release issued on November 1, 2012.

On October 9, 2012, we and our wholly-owned subsidiary, VNR Finance Corp., completed a public offering of $200.0 million aggregate principal amount of 7.875% senior unsecured notes due 2020 (the “Additional Senior Notes”), pursuant to a prospectus supplement to the 2012 Shelf Registration Statement. We received net proceeds of approximately $196.4 million from this offering, after deducting underwriting discounts of $3.5 million and offering costs of $0.1 million. We originally offered and sold $350.0 million aggregate principal amount of initial notes on April 4, 2012 (the “Senior Notes”). The Additional Senior Notes have identical terms, other than the issue date, and constitute part of the same series as and are fungible with the Senior Notes. Further, like the Senior Notes, the Additional Senior Notes are fully and unconditionally guaranteed, jointly and severally, on an unsecured basis, by our Subsidiary Guarantors, subject to the same guaranty release conditions.

On September 17, 2012, we completed a public offering of 6,000,000 of our common units at a price of $27.51 per unit. Offers were made pursuant to a prospectus supplement to the 2012 Shelf Registration Statement. After consideration of an additional 900,000 of our common units that were offered to the underwriters to cover over-allotments pursuant to this offering, we received net proceeds of approximately $182.3 million, after deducting underwriting discounts of $7.4 million and offering costs of $0.1 million.

Hedging Activities

We enter into derivative transactions in the form of hedging arrangements to reduce the impact of oil and natural gas price volatility on our cash flow from operations. We have mitigated some of the volatility through 2015 for crude oil and through 2017 for natural gas by implementing a hedging program on a portion of our total anticipated production. At September 30, 2012, the fair value of commodity derivative contracts was an asset of approximately $79.8 million, of which $36.6 million settles during the next twelve months. Currently, we use fixed-price swaps, basis swaps, swaptions, puts, three-way collars and NYMEX collars to hedge oil and natural gas prices.

The following table summarizes new commodity derivative contracts put in place during the three months ended September 30, 2012 (the natural gas hedges were entered into during the July 2012 Arkoma acquisition hedge restructure, which was previously disclosed):

	Year 2012	Year 2013 (1)	Year 2014	Year 2015 (1)	Year 2016	Year 2017
Gas Positions:
Fixed Price Swaps (Arkoma Basin acquisition):
Notional Volume (MMbtu)	1,610,000	5,475,000	6,752,500	10,950,000	16,470,000	7,602,000
Price ($/MMbtu)	$5.03	$3.32	$5.04	$4.69	$5.04	$5.04
Oil Positions:
Fixed Price Swaps:
Notional Volume (MMbtu)	92,000	378,400	—	—	—	—
Price ($/MMbtu)	$91.50	$95.62	—	—	—	—
Three-Way Collars:
Notional Volume (MBbls)	—	91	—	—	—	—
Floor Price ($/Bbl)	—	$90.00	—	—	—	—
Ceiling Price ($/Bbl)	—	$100.00	—	—	—	—
Put Sold ($/Bbl)	—	$70.50	—	—	—	—

(1)
In 2013 and 2015, the new natural gas hedges entered into in connection with the Arkoma acquisition hedge restructure were done at lower strike prices to obtain a weighted average strike price of $5.04/Mmbtu due to the acquired hedges being above $5.04/Mmbtu.

For a summary of all commodity and interest rate derivative contracts in place at September 30, 2012, please refer to our Quarterly Report on Form 10-Q which is expected to be filed on November 2, 2012.

Liquidity Update

In September 2012, we used net proceeds totaling $182.3 million from the offering of 6.9 million of our common units, previously mentioned above, to repay indebtedness outstanding under our reserve-based credit facility.

At September 30, 2012, Vanguard had indebtedness under its reserve-based credit facility totaling $570.0 million with a borrowing base of $975.0 million.

In October 2012, our borrowing base under the reserve-based credit facility was increased to $1.0 billion from $975.0 million pursuant to our semi-annual redetermination. The borrowing base was subsequently reduced by $40.0 million following the completion of the $200.0 million Additional Senior Notes offering, resulting in an adjusted borrowing base of $960.0 million. We used the net proceeds of $196.4 million from the Additional Senior Notes offering to pay down outstanding borrowings under our reserve-based credit facility.

Taking into consideration the deposit made on the recently announced acquisition of natural gas and oil assets from Bill Barrett Corporation, on November 1, 2012, there were $403.5 million of outstanding borrowings and $556.5 million of borrowing capacity under the reserve-based credit facility.

Cash Distributions

On November 14, 2012, the Company will pay a monthly cash distribution, attributable to the month of September, of $0.20 per unit ($2.40 on an annual basis) to its unitholders of record as of November 1, 2012.

Conference Call Information

Vanguard will host a conference call today (November 1, 2012) to discuss its third quarter results at 11:00 a.m. Eastern Time (10:00 a.m. Central). To access the call, please dial (877) 941-6010 and ask for the “Vanguard Natural Resources Earnings Call.”  The conference call will also be broadcast live via the Internet and can be accessed through the Investor Relations section of Vanguard’s corporate website, http://www.vnrllc.com.

A telephonic replay of the conference call will be available until December 1, 2012 and may be accessed by calling (303) 590-3030 and using the pass code 4571904#.  A webcast archive will be available on the Investor Relations page at www.vnrllc.com shortly after the call and will be accessible for approximately 30 days. For more information, please contact Lisa Godfrey at (832) 327-2234 or email at lgodfrey@vnrllc.com.

About Vanguard Natural Resources, LLC

Vanguard Natural Resources, LLC is a publicly traded limited liability company focused on the acquisition, production and development of oil and natural gas properties. Vanguard's assets consist primarily of producing and non-producing oil and natural gas reserves located in the Permian Basin in West Texas and New Mexico, the Big Horn Basin in Wyoming and Montana, the Arkoma Basin in Arkansas and Oklahoma, the Williston Basin in North Dakota and Montana, Mississippi, and South Texas. More information on Vanguard can be found at www.vnrllc.com.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

VANGUARD NATURAL RESOURCES, LLC
Operating Statistics
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012 (a)(b)	2011 (a)(c)	2012 (a)(b)	2011 (a)(c)
Average realized prices, excluding hedging :
Oil (Price/Bbl)	$82.98	$78.19	$85.93	$84.16
Natural Gas (Price/Mcf)	$1.84	$5.34	$2.39	$4.75
NGLs (Price/Bbl)	$37.91	$58.96	$46.21	$59.94

Average realized prices, including hedging (d):
Oil (Price/Bbl)	$83.14	$76.89	$84.16	$79.75
Natural Gas (Price/Mcf)	$4.01	$8.00	$4.59	$7.43
NGLs (Price/Bbl)	$37.91	$58.96	$46.21	$59.94

Total production volumes:
Oil (MBbls)	682	695	2,061	2,051
Natural Gas (MMcf)	8,238	2,585	12,505	7,795
NGLs (MBbls)	187	104	454	284
Combined (MBOE)	2,242	1,230	4,599	3,634

Average daily production volumes
Oil (Bbls/day)	7,415	7,556	7,523	7,513
Natural Gas (Mcf/day)	89,547	28,099	45,639	28,552
NGLs (Bbls/day)	2,028	1,131	1,656	1,040
Combined (BOE/day)	24,367	13,371	16,786	13,312

(a)
During 2011 and 2012, we and ENP acquired certain oil and natural gas properties and related assets in the Permian Basin, Arkoma Basin, and the Wyoming, South Texas and Louisiana Gulf Coast areas. The operating results of these properties are included with ours from the date of acquisition forward.

(b)
On March 30, 2012, we divested oil and natural gas properties in the Appalachian Basin in connection with the Unit Exchange. As such, there are no operating results from these properties included in our operating results from the date of the divestiture forward.

(c)
Production from the properties acquired related to the ENP Purchase during 2011 through the date of the completion of the ENP Merger on December 1, 2011 was subject to a 53.4% non-controlling interest in ENP.

(d)	Excludes amortization of premiums paid and amortization on derivative contracts acquires.

VANGUARD NATURAL RESOURCES, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per unit data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues:
Oil, natural gas and NGLs sales	$78,871	$74,429	$228,029	$226,838
Loss on commodity cash flow hedges	—	(635)	—	(2,307)
Realized gain (loss) on commodity derivative contracts	318	1,902	(756)	4,474
Unrealized gain (loss) on commodity derivative contracts	(51,332)	109,639	9,243	68,625
Total revenues	27,857	185,335	236,516	297,630

Costs and expenses:
Production:
Lease operating expenses	19,514	14,230	54,754	41,683
Production and other taxes	7,053	7,693	21,164	21,319
Depreciation, depletion, amortization, and accretion	31,245	21,419	73,897	62,797
Impairment of oil and natural gas properties	18,029	—	18,029	—
Selling, general and administrative expenses	5,499	6,493	15,298	18,713
Total costs and expenses	81,340	49,835	183,142	144,512

Income (loss) from operations	(53,483)	135,500	53,374	153,118

Other income (expense):
Interest expense	(12,389)	(7,509)	(27,548)	(21,137)
Realized loss on interest rate derivative contracts	(468)	(664)	(1,610)	(2,169)
Unrealized loss on interest rate derivative contracts	(2,463)	(1,939)	(5,507)	(1,641)
Net gain (loss) on acquisition of oil and natural gas properties	—	487	13,796	(383)
Other	76	70	191	76
Total other expense	(15,244)	(9,555)	(20,678)	(25,254)

Net income (loss)	(68,727)	125,945	32,696	127,864
Less:
Net income attributable to non-controlling interest	—	50,061	—	50,593
Net income (loss) attributable to Vanguard unitholders	$(68,727)	$75,884	$32,696	$77,271

Net income (loss) per Common and Class B units – basic	$(1.29)	$2.51	$0.62	$2.56
Net income (loss) per Common and Class B units – diluted	$(1.29)	$2.50	$0.62	$2.55

Weighted average units outstanding:
Common units – basic	52,719	29,839	52,135	29,792
Common units – diluted	52,719	29,981	52,188	29,855
Class B units – basic & diluted	420	420	420	420

VANGUARD NATURAL RESOURCES, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	September 30, 2012	December 31, 2011
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$24,420	$2,851
Trade accounts receivable, net	54,131	48,046
Derivative assets	37,635	2,333
Other current assets	2,497	3,462
Total current assets	118,683	56,692

Oil and natural gas properties, at cost	1,767,497	1,549,821
Accumulated depletion	(290,466)	(331,836)
Oil and natural gas properties evaluated, net – full cost method	1,477,031	1,217,985

Other assets
Goodwill	420,955	420,955
Derivative assets	46,077	1,105
Other assets	29,181	19,626
Total assets	$2,091,927	$1,716,363

Liabilities and members’ equity
Current liabilities
Accounts payable:
Trade	$6,861	$7,867
Affiliate	317	718
Accrued liabilities:
Lease operating	6,042	5,828
Developmental capital	7,463	563
Interest	13,906	103
Production and other taxes	15,147	12,768
Derivative liabilities	4,279	12,774
Deferred swap premium liability	274	275
Oil and natural gas revenue payable	9,919	505
Distribution payable	11,761	—
Other	7,115	4,437
Total current liabilities	83,084	45,838

Long-term debt	570,000	771,000
Senior notes, net of discount	347,572	—
Derivative liabilities	11,230	20,553
Asset retirement obligations, net of current portion	43,363	34,776
Other long-term liabilities	3,443	275
Total liabilities	1,058,692	872,442

Commitments and contingencies

Members’ equity
Members’ capital, 58,661,188 common units issued and outstanding at September 30, 2012 and 48,320,104 at December 31, 2011	1,029,943	839,714
Class B units, 420,000 issued and outstanding at September 30, 2012 and December 31, 2011	3,292	4,207
Total members’ equity	1,033,235	843,921
Total liabilities and members’ equity	$2,091,927	$1,716,363

Use of Non-GAAP Measures

Adjusted EBITDA

We present Adjusted EBITDA in addition to our reported net income (loss) attributable to Vanguard unitholders in accordance with GAAP.  Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) attributable to Vanguard unitholders plus:

•	For 2011, net income attributable to the non-controlling interest.

The result is net income which includes the non-controlling interest for 2011. From this we add or subtract the following:

•	Net interest expense, including write-off of deferred financing fees and realized gains and losses on interest rate derivative contracts;

•	Depreciation, depletion, amortization and accretion;

•	Impairment of oil and natural gas properties;

•	Amortization of premiums paid on derivative contracts;

•	Amortization of value on derivative contracts acquired;

•	Unrealized gains and losses on commodity and interest rate derivative contracts;

•	Net gains and losses on acquisition of oil and natural gas properties;

•	Deferred taxes;

•	Unit-based compensation expense;

•	Unrealized fair value of phantom units granted to officers;

•	Material transaction costs incurred on acquisitions and mergers;

•
For 2011, non-controlling interest amounts attributable to each of the items above from the beginning of year through the completion of the Encore Merger on December 1, 2011, which revert the calculation back to an amount attributable to the Vanguard unitholders; and

•	For 2011, administrative services fees charged to Encore, excluding the non-controlling interest, which are eliminated in consolidation.

Adjusted EBITDA is used by management as a tool to measure (prior to the establishment of any cash reserves by our board of directors, debt service and capital expenditures) the cash distributions we could pay our unitholders. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our monthly distribution rates. Adjusted EBITDA is also used as a quantitative standard by our management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry. Adjusted EBITDA is not intended to represent cash flows for the period, nor is it presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Distributable Cash Flow

We present Distributable Cash Flow in addition to our reported net income (loss) attributable to Vanguard unitholders in accordance with GAAP.  Distributable Cash Flow is a non-GAAP financial measure that is defined as net income (loss) attributable to Vanguard unitholders plus:

•	For 2011, net income attributable to the non-controlling interest.

The result is net income which includes the non-controlling interest for 2011.  From this we add or subtract the following:

•	Depreciation, depletion, amortization and accretion;

•	Impairment of oil and natural gas properties;

•	Amortization of premiums paid on derivative contracts;

•	Amortization of value on derivative contracts acquired;

•	Unrealized gains and losses on commodity and interest rate derivative contracts;

•	Net gains and losses on acquisition of oil and natural gas properties;

•	Deferred taxes;

•	Unit-based compensation expense;

•	Unrealized fair value of phantom units granted to officers;

•	Material transaction costs incurred on acquisitions and mergers;

•
For 2011, non-controlling interest amount attributable to each of the items above from the beginning of year through the completion of the Encore Merger on December 1, 2011, which revert the calculation back to an amount attributable to the Vanguard unitholders; and

•	For 2011, administrative services fees charged to Encore, excluding the non-controlling interest, which are eliminated in consolidation.

Less:

•	Drilling, capital workover and recompletion expenditures.

Plus:

•	Proceeds from the sale of leasehold interests.

Distributable Cash Flow is used by management as a tool to measure (prior to the establishment of any cash reserves by our board of directors) the cash distributions we could pay our unitholders. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our monthly distribution rates.  While Distributable Cash Flow is measured on a quarterly basis for reporting purposes, management must consider the timing and size of its planned capital expenditures in determining the sustainability of its monthly distribution.  Capital expenditures are typically not spent evenly throughout the year due to a variety of factors including weather, rig availability, and the commodity price environment.  As a result, there will be some volatility in Distributable Cash Flow measured on a quarterly basis.  Distributable Cash Flow is not intended to be a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

VANGUARD NATURAL RESOURCES, LLC
Reconciliation of Net Income to Adjusted EBITDA (a) and Distributable Cash Flow
(Unaudited)
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011(b)	2012	2011(b)
Net income (loss) attributable to Vanguard unitholders	$(68,727)	$75,884	$32,696	$77,271
Net income attributable to non-controlling interest	—	50,061	—	50,593
Net income (loss)	(68,727)	125,945	32,696	127,864
Plus:
Interest expense, including realized losses on interest rate derivative contracts	12,857	8,173	29,158	23,306
Depreciation, depletion, amortization and accretion	31,245	21,419	73,897	62,797
Impairment of oil and natural gas properties	18,029	—	18,029	—
Amortization of premiums paid on derivative contracts	3,441	4,663	10,516	9,501
Amortization of value on derivative contracts acquired	14,213	36	14,096	154
Unrealized (gains) losses on commodity and interest rate derivative contracts	53,795	(107,700)	(3,736)	(66,984)
Net (gain) loss on acquisition of oil and natural gas properties	—	(487)	(13,796)	383
Deferred taxes	(16)	220	(153)	415
Unit-based compensation expense	818	675	2,394	1,821
Fair value of phantom units granted to officers	622	77	864	310
Material transaction costs incurred on acquisitions and mergers	—	1,182	—	1,745
Adjusted EBITDA before non-controlling interest	66,277	54,203	163,965	161,312
Non-controlling interest attributable to adjustments above	—	(17,957)	—	(52,457)
Administrative services fees eliminated in consolidation	—	782	—	2,250
Adjusted EBITDA attributable to Vanguard unitholders	66,277	37,028	163,965	111,105
Plus:
Interest expense, net	(12,857)	(8,173)	(29,158)	(23,306)
Drilling, capital workover and recompletion expenditures	(16,925)	(15,000)	(40,285)	(23,729)
Proceeds from the sale of leasehold interests	145	—	5,522	—
Non-controlling interest	—	5,174	—	8,929
Distributable Cash Flow	$36,640	$19,029	$100,044	$72,999

Distributable Cash Flow per unit	$0.67	$0.63	$1.89	$2.42

(a)
Our Adjusted EBITDA should not be considered as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  Our Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(b)
Results of operations from oil and gas properties acquired in the ENP Purchase during 2011 through the date of the completion of the ENP Merger on December 1, 2011 were subject to a 53.4% non-controlling interest.

Adjusted Net Income

We present Adjusted Net Income in addition to our reported net income (loss) attributable to Vanguard unitholders in accordance with GAAP.  Adjusted Net Income is a non-GAAP financial measure that is defined as net income (loss) attributable to Vanguard unitholders plus:

•	For 2011, net income attributable to the non-controlling interest.

The result is net income which includes the non-controlling interest for 2011.  From this we add or subtract the following:

•	Unrealized gains and losses on commodity derivative contracts;

•	Unrealized gains and losses on interest rate derivative contracts;

•	Amortization of value on derivative contracts acquired;

•	Unrealized fair value of phantom units granted to officers;

•	Impairment of oil and natural gas properties;

•	Net gains and losses on acquisition of oil and natural gas properties;

•	Material transaction costs incurred on acquisitions and mergers;

•
For 2011, non-controlling interest amount attributable to each of the items above from the beginning of year through the completion of the Encore Merger on December 1, 2011which revert the calculation back to an amount attributable to the Vanguard unitholders; and

•	For 2011, administrative services fees charged to Encore, excluding the non-controlling interest, which are eliminated in consolidation.

This information is provided because management believes exclusion of the impact of our unrealized derivatives not accounted for as cash flow hedges and non-cash oil and natural gas property impairment charge will help investors compare results between periods and identify operating trends that could otherwise be masked by these items and to highlight the impact that commodity price volatility has on our results.  Adjusted Net Income is not intended to represent cash flows for the period, nor is it presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

VANGUARD NATURAL RESOURCES, LLC
Reconciliation of Net Income to Adjusted Net Income
(in thousands, except per unit data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Net income (loss) attributable to Vanguard unitholders	$(68,727)	$75,884	$32,696	$77,271
Net income attributable to non-controlling interest	—	50,061	—	50,593
Net income (loss)	(68,727)	125,945	32,696	127,864
Plus (Less):
Unrealized (gain) loss on commodity derivative contracts	51,332	(109,639)	(9,243)	(68,625)
Unrealized loss on interest rate derivative contracts	2,463	1,939	5,507	1,641
Amortization of value on derivative contracts acquired	14,213	36	14,096	154
Unrealized fair value of phantom units granted to officers	622	77	864	310
Impairment of oil and natural gas properties	18,029	—	18,029	—
Net (gain) loss on acquisition of oil and natural gas properties	—	(487)	(13,796)	383
Material transaction costs incurred on acquisitions and mergers	—	1,182	—	1,745
Total adjustments	86,659	(106,892)	15,457	(64,392)
Adjusted net income before non-controlling interest	17,932	19,053	48,153	63,472
Non-controlling interest attributable to items above	—	(5,698)	—	(19,250)
Administrative services fees eliminated in consolidation	—	782	—	2,250
Adjusted Net Income attributable to Vanguard unitholders	$17,932	$14,137	$48,153	$46,472

Net income (loss) per unit attributable to Vanguard unitholders	$(1.29)	$2.51	$0.62	$2.56
Net income attributable to non-controlling interest	—	1.66	—	1.68
Net income (loss) per unit:	(1.29)	4.17	0.62	4.24
Plus (Less):
Unrealized (gain) loss on commodity derivative contracts	0.96	(3.62)	(0.17)	(2.27)
Unrealized (gain) loss on interest rate derivative contracts	0.05	0.06	0.10	0.05
Amortization of value on derivative contracts acquired	0.27	—	0.27	0.01
Unrealized fair value of phantom units granted to officers	0.01	—	0.02	0.01
Impairment of oil and natural gas properties	0.34	—	0.34	—
Net (gain) loss on acquisition of oil and natural gas properties	—	(0.02)	(0.26)	0.01
Material transaction costs incurred on acquisitions and mergers	—	0.04	—	0.06
Non-controlling interest attributable to items above	—	(0.19)	—	(0.64)
Administrative services fees eliminated in consolidation	—	0.03	—	0.07
Adjusted Net Income per unit attributable to Vanguard unitholders	$0.34	$0.47	$0.92	$1.54

SOURCE: Vanguard Natural Resources, LLC
CONTACT: Vanguard Natural Resources, LLC
Investor Relations
Lisa Godfrey, 832-327-2234
investorrelations@vnrllc.com